EXHIBIT 99.1

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

The accompanying unaudited pro forma financial statements for the six months ended June 30, 2016 and year ended December 31, 2015 are intended to reflect the impacts of the TWC Transaction, the Bright House Transaction and the Liberty Transaction (each as defined below) on CCO Holdings, LLC’s ("CCO Holdings") consolidated financial statements as if the TWC Transaction, Bright House Transaction and Liberty Transaction had occurred as of January 1, 2015. The accompanying unaudited pro forma financial statements present the pro forma results of operations of CCO Holdings based on the historical financial statements and accounting records of CCO Holdings, Legacy TWC and Legacy Bright House (each as defined below) and the related pro forma adjustments as described in the accompanying notes. The pro forma adjustments are included only to the extent they are (i) directly attributable to the TWC Transaction, the Bright House Transaction and/or the Liberty Transaction, (ii) factually supportable and (iii) expected to have a continuing impact on the combined results.

TWC Transaction

On May 18, 2016, the transactions contemplated by the Agreement and Plan of Mergers dated as of May 23, 2015 (the “Merger Agreement”), by and among Time Warner Cable Inc. ("Legacy TWC"), Charter Communications, Inc. prior to the closing of the Merger Agreement ("Legacy Charter"), CCH I, LLC, previously a wholly owned subsidiary of Legacy Charter ("New Charter") and certain other subsidiaries of New Charter were completed (the “TWC Transaction,” and together with the Bright House Transaction described below, the "Transactions"). As a result of the TWC Transaction, New Charter became the new public parent company that holds the operations of the combined companies and was renamed Charter Communications, Inc. ("Charter"). Charter is the indirect parent company of CCO Holdings.

Pursuant to the terms of the Merger Agreement, upon consummation of the TWC Transaction, each outstanding share of Legacy TWC common stock (other than Legacy TWC common stock held by Liberty Broadband Corporation ("Liberty Broadband") and Liberty Interactive Corporation ("Liberty Interactive" and, collectively, the "Liberty Parties")), was converted into the right to receive, at the option of each such holder of Legacy TWC common stock, either (a) $100 in cash and Charter Class A common stock equivalent to 0.5409 shares of Legacy Charter Class A common stock (the "Option A Consideration") or (b) $115 in cash and Charter Class A common stock equivalent to 0.4562 shares of Legacy Charter Class A common stock (the "Option B Consideration"). The actual number of shares of Charter Class A common stock that Legacy TWC stockholders received, excluding the Liberty Parties, was calculated by multiplying the exchange ratios of 0.5409 or 0.4562 specified above by 0.9042 (the "Parent Merger Exchange Ratio"), which was also the exchange ratio that was used to determine the number of shares of Charter Class A common stock that Legacy Charter stockholders received per share of Legacy Charter Class A common stock. Such exchange ratio did not impact the aggregate value represented by the shares of Charter Class A common stock issued in the TWC Transaction; however, it did impact the actual number of shares issued in the TWC Transaction.

Out of approximately 277 million shares of Legacy TWC common stock outstanding at the closing of the TWC Transaction, excluding Legacy TWC common stock held by the Liberty Parties, approximately 274 million shares were converted into the right to receive the Option A Consideration and approximately 3 million shares were converted into the right to receive the Option B Consideration. The Liberty Parties received approximately one share of Charter Class A common stock for each share of Legacy TWC common stock they owned (equivalent to 1.106 shares of Legacy Charter Class A common stock multiplied by the Parent Merger Exchange Ratio).

As of the date of completion of the Transactions, the total value of the TWC Transaction was approximately $85 billion, including cash, equity and Legacy TWC assumed debt. The purchase price also included an estimated pre-combination vesting period fair value of $514 million for Legacy TWC equity awards converted into Charter awards upon closing of the TWC Transaction ("Converted TWC Awards") and $69 million of cash paid to former Legacy TWC employees and non-employee directors who held equity awards, whether vested or not vested.

Bright House Transaction

Also on May 18, 2016, Legacy Charter and Advance/Newhouse Partnership (“A/N”), the former parent of Bright House Networks, LLC (“Legacy Bright House”), completed their previously announced transaction, pursuant to a definitive Contribution Agreement (the “Contribution Agreement”), under which Charter acquired Legacy Bright House (the “Bright House Transaction”). Pursuant to the Bright House Transaction, Charter became the owner of the membership interests in Legacy Bright House and the other assets primarily related to Legacy Bright House (other than certain excluded assets and liabilities and non-operating cash). As of the date of acquisition, the purchase price totaled approximately $12.2 billion consisting of (a) $2.0 billion in cash, (b) 25 million convertible preferred units of Charter Communications Holdings, LLC ("Charter Holdings"), an indirect subsidiary of Charter and indirect parent company of CCO Holdings, with a face amount of $2.5 billion that pay a 6% annual preferential dividend, (c)

approximately 31.0 million common units of Charter Holdings that are exchangeable into Charter Class A common stock on a one-for-one basis and (d) one share of Charter Class B common stock.

Liberty Transactions

In connection with the TWC Transaction, Legacy Charter and Liberty Broadband completed their previously announced transactions pursuant to their investment agreement, in which Liberty Broadband purchased for cash approximately 22.0 million shares of Charter Class A common stock valued at $4.3 billion at the closing of the TWC Transaction to partially finance the cash portion of the TWC Transaction consideration, and in connection with the Bright House Transaction, Liberty Broadband purchased approximately 3.7 million shares of Charter Class A common stock valued at $700 million at the closing of the Bright House Transaction (the "Liberty Transaction").

Financing

Legacy Charter partially financed the cash portion of the purchase price of the Transactions with additional indebtedness and cash on hand. In 2015, Legacy Charter issued $15.5 billion aggregate principal amount of CCO Safari II, LLC ("CCO Safari II") senior secured notes, $3.8 billion aggregate principal amount of CCO Safari III, LLC ("CCO Safari III") senior secured bank loans and $2.5 billion aggregate principal amount of CCOH Safari, LLC ("CCOH Safari") senior unsecured notes.  The net proceeds were initially deposited into escrow accounts. Upon closing of the TWC Transaction, the proceeds were released from escrow and the CCOH Safari notes became obligations of CCO Holdings and CCO Holdings Capital Corp. and the CCO Safari II notes and CCO Safari III credit facilities became obligations of Charter Communications Operating, LLC ("Charter Operating") and Charter Communications Operating Capital Corp., subsidiaries of CCO Holdings. CCOH Safari merged into CCO Holdings and CCO Safari II and CCO Safari III merged into Charter Operating.

In connection with the closing of the Transactions, Charter Operating replaced its existing revolving facility with a new $3.0 billion senior secured revolving facility under Charter Operating’s Amended and Restated Credit Agreement dated May 18, 2016 (the "Credit Agreement"). In connection with the closing of the Bright House Transaction, Charter Operating closed on a $2.6 billion aggregate principal amount term loan A facility ("Term Loan A") pursuant to the terms of the Credit Agreement of which $2.0 billion was used to fund the cash portion of the Bright House Transaction and of which $638 million was used to prepay and terminate Charter Operating's existing Term A-1 Loans. Interest on Term Loan A was set at LIBOR plus 2%.

Basis of Presentation

The unaudited pro forma financial statements are based on (i) the unaudited consolidated financial statements of CCO Holdings, LLC and its subsidiaries as of and for the three and six months ended June 30, 2016 contained in CCO Holdings’ Quarterly Report on Form 10-Q filed with the SEC on August 15, 2016, (ii) the unaudited consolidated financial information of Legacy TWC and Legacy Bright House for the 47 day period from April 1, 2016 to May 17, 2016, (iii) the audited consolidated financial statements of CCO Holdings, LLC and its subsidiaries as of and for the year ended December 31, 2015 contained in CCO Holdings' Current Report on Form 8-K filed with the SEC on June 6, 2016, (v) the audited consolidated financial statements of Time Warner Cable Inc. as of and for the year ended December 31, 2015 contained in Legacy TWC’s Annual Report on Form 10-K filed with the SEC on February 12, 2016, and (vi) the consolidated audited financial statements of Bright House Networks, LLC and its subsidiaries as of and for the year ended December 31, 2015 contained in Legacy Charter's Current Report on Form 8-K filed with the SEC on April 7, 2016.

The unaudited pro forma financial statements are provided for illustrative purposes only and are based on available information and assumptions that management believes are reasonable and do not purport to represent what the actual consolidated results of operations of CCO Holdings would have been had the Transactions occurred on the date indicated, nor are they necessarily indicative of future consolidated results of operations. The actual results of operations will differ, perhaps significantly, from the pro forma amounts reflected herein due to a variety of factors, including access to additional information, changes in value not currently identified and changes in operating results following the date of the pro forma financial statements.

Items Not Adjusted in the Unaudited Pro Forma Financial Information

The unaudited pro forma financial statements do not reflect all reclassifications or adjustments to conform the Legacy TWC or Legacy Bright House financial statement presentation or accounting policies to those adopted by CCO Holdings. At this time, management is not aware of any intercompany transactions that would have a material impact on the unaudited pro forma financial statements that are not reflected in the pro forma adjustments. Further review may identify additional intercompany transactions, reclassifications or differences between the accounting policies of the companies that, when conformed, could have a material impact on the unaudited pro forma financial statements of the combined company.

The unaudited pro forma financial statements do not include any adjustment for costs that may result from integration activities, since management has not completed the process of making these assessments. Significant related costs may ultimately be recorded for employee severance or relocation, costs of vacating some facilities and costs associated with other exit and integration activities. The unaudited pro forma statements of operations do not include any revenue or expense synergies or dis-synergies resulting from the Transactions, including programming costs or shared functions and other administrative and overhead allocations, as these adjustments are not factually supportable. The unaudited pro forma statements of operations also do not include an estimated $175 million and $30 million of non-recurring costs incurred directly attributable to the TWC Transaction and the Bright House Transaction, respectively, such as investment banking fees and legal fees.

Management continues to review the synergies of the combined businesses which may result in a plan to reorganize certain of Legacy TWC’s, Legacy Bright House’s or Legacy Charter’s products, network, service operations and organizational structure. The costs of implementing such a plan, if it were to occur, and any resulting future changes in revenue or cost savings have not been reflected in the unaudited pro forma financial statements.

The unaudited pro forma financial statements do not reflect adjustments related to the impact of the termination of the transactions Legacy Charter entered into with Comcast Corporation in April 2014 as such adjustments are not directly related to the Transactions or Liberty Transaction. The transactions Legacy Charter entered into with Comcast were terminated in April 2015 and the CCOH Safari notes and CCO Safari, LLC Term G Loans were subsequently repaid in April 2015. The unaudited pro forma consolidated statements of operations are not adjusted to eliminate approximately $112 million of interest expense associated with the escrowed debt for the year ended December 31, 2015. The unaudited pro forma consolidated statements of operations are also not adjusted to eliminate approximately $16 million of transaction costs incurred by Legacy Charter and $37 million of transaction costs incurred by Legacy TWC directly related to the transactions with Comcast for the year ended December 31, 2015.

Acquisition Accounting

The Transactions were accounted for using the acquisition method of accounting with CCO Holdings as the accounting acquirer. The allocation of the purchase price is preliminary based on initial valuations and is subject to change based on finalization and review of such valuations. See Note 2 to the consolidated financial statements in CCO Holdings' Quarterly Report on Form 10-Q for the three and six months ended June 30, 2016 for more information on the valuation methods used for the assets acquired and liabilities assumed. During the measurement period, management will continue to obtain information to assist in finalizing the fair value of net assets acquired, which may differ materially from the preliminary estimates. Any measurement period adjustments, including any related impacts to net income (loss), will be applied in the reporting period in which the adjustments are determined. The tables below present the calculation of the purchase price and the preliminary allocation of the purchase price to the assets acquired and liabilities assumed in the Transactions.

TWC Purchase Price

Shares of Charter Class A common stock issued (including the Liberty Parties) (in millions)	143.0
Charter Class A common stock closing price per share	$224.91
Fair value of Charter Class A common stock issued	$32,164

Cash paid to Legacy TWC stockholders (excluding the Liberty Parties)	$27,770
Pre-combination vesting period fair value of Converted TWC Awards	514
Cash paid for Legacy TWC non-employee equity awards	69
Total purchase price	$60,517

TWC Preliminary Allocation of Purchase Price

Cash and cash equivalents	$1,058
Current assets	1,309
Property, plant and equipment	21,431
Franchises	53,395
Customer relationships	13,700
Goodwill	28,460
Other noncurrent assets	1,061
Accounts payable and accrued liabilities	(3,735)
Debt	(24,900)
Deferred income taxes	(28,091)
Other long-term liabilities	(3,167)
Noncontrolling interests	(4)
$60,517

Bright House Purchase Price

Charter Holdings common units issued to A/N (in millions)	31.0
Charter Class A common stock closing price per share	$224.91
Fair value of Charter Holdings common units issued to A/N	$6,971

Fair value of Charter Holdings convertible preferred units issued to A/N	3,163
Cash paid to A/N	2,022
Total purchase price	$12,156

Bright House Preliminary Allocation of Purchase Price

Current assets	$132
Property, plant and equipment	2,884
Franchises	6,844
Customer relationships	2,040
Goodwill	534
Other noncurrent assets	86
Accounts payable and accrued liabilities	(330)
Other long-term liabilities	(12)
Noncontrolling interests	(22)
$12,156

In connection with the Transactions, Charter contributed down to CCO Holdings the net assets and liabilities of TWC and Bright House except for the deferred tax liabilities of Charter, as noted above, and net assets of approximately $1.0 billion primarily cash and cash equivalents used as a source for the cash portion of the TWC purchase price.

CCO HOLDINGS, LLC AND SUBSIDIARIES
UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
SIX MONTHS ENDED JUNE 30, 2016
(DOLLARS IN MILLIONS)

										Bright		CCO
	CCO				TWC		CCO			House		Holdings
	Holdings				Pro Forma		Holdings	Bright		Pro Forma		Pro Forma
	Historical	[1]	TWC	[2]	Adjustments		Pro Forma	House	[2]	Adjustments		As Adjusted

REVENUES	$8,691		$9,476		$65	1a	$18,232	$1,546		$(27)	2a	$19,751

COSTS AND EXPENSES:
Operating costs and expenses (exclusive of items shown separately below)	5,683		6,201		98	1a	11,982	1,029		(90)	2a	12,921
Depreciation and amortization	1,974		1,489		671	1b	4,134	176		127	2b	4,437
Other operating (income) expenses, net	(213)		60		(71)	1c	(224)	(1)		1	2c	(224)
	7,444		7,750		698		15,892	1,204		38		17,134

Income from operations	1,247		1,726		(633)		2,340	342		(65)		2,617

OTHER INCOME (EXPENSES):
Interest expense, net	(662)		(532)		(226)	1d	(1,420)	(5)		(6)	2d	(1,431)
Loss on extinguishment of debt	(110)		—		—		(110)	—		—		(110)
Loss on financial instruments, net	(55)		—		—		(55)	—		—		(55)
Other income, net	—		15		—		15	—		—		15
	(827)		(517)		(226)		(1,570)	(5)		(6)		(1,581)

Income before taxes	420		1,209		(859)		770	337		(71)		1,036

Income tax expense	(7)		(472)		472	1e	(7)	—		—		(7)

Net income before non-recurring charges directly attributable to the Transactions	$413		$737		$(387)		$763	$337		$(71)		$1,029

1.
Includes the results of operations of CCO Holdings for the six months ended June 30, 2016 and the results of operations of Legacy TWC and Legacy Bright House from the date of completion of the Transactions (May 18, 2016) through June 30, 2016.

2.	Includes the results of operations of Legacy TWC and Legacy Bright House for the period from January 1, 2016 through May 17, 2016.

CCO HOLDINGS, LLC AND SUBSIDIARIES
UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
YEAR ENDED DECEMBER 31, 2015
(DOLLARS IN MILLIONS, EXCEPT SHARE DATA)

							Bright		CCO
	CCO		TWC		CCO		House		Holdings
	Holdings		Pro Forma		Holdings	Bright	Pro Forma		Pro Forma
	Historical	TWC	Adjustments		Pro Forma	House	Adjustments		As Adjusted

REVENUES	$9,754	$23,697	$183	1a	$33,634	$3,923	$(84)	2a	$37,473

COSTS AND EXPENSES:
Operating costs and expenses (exclusive of items shown separately below)	6,426	15,559	326	1a	22,311	2,655	(238)	2a	24,728
Depreciation and amortization	2,125	3,696	2,212	1b	8,033	459	378	2b	8,870
Other operating (income) expenses, net	89	203	(251)	1c	41	(25)	(2)	2c	14
	8,640	19,458	2,287		30,385	3,089	138		33,612

Income from operations	1,114	4,239	(2,104)		3,249	834	(222)		3,861

OTHER INCOME (EXPENSES):
Interest expense, net	(840)	(1,401)	(690)	1d	(2,931)	(33)	(4)	2d	(2,968)
Loss on extinguishment of debt	(126)	—	—		(126)	—	—		(126)
Loss on financial instruments, net	(4)	—	—		(4)	—	—		(4)
Other income, net	—	150	—		150	1	—		151
	(970)	(1,251)	(690)		(2,911)	(32)	(4)		(2,947)

Income before taxes	144	2,988	(2,794)		338	802	(226)		914

Income tax benefit (expense)	210	(1,144)	1,144	1e	210	—	—		210

Consolidated net income	354	1,844	(1,650)		548	802	(226)		1,124

Less: Net income attributable to noncontrolling interests	(46)	—	—		(46)	—	—		(46)

Net income before non-recurring charges directly attributable to the Transactions	$308	$1,844	$(1,650)		$502	$802	$(226)		$1,078

Notes to Unaudited Pro Forma Financial Statements

Note 1. TWC Transaction Pro Forma Statement of Operations Adjustments

(a)	Adjustment to revenues and operating costs and expenses reflect the following adjustments for the six months ended June 30, 2016 and year ended December 31, 2015 (in millions).

	Six Months Ended June 30, 2016	Year Ended December 31, 2015
Reclassification to conform to CCO Holdings’ financial statement classification	$96	$246
Elimination of revenue/expense between CCO Holdings and Legacy TWC	(31)	(63)
Adjustment to both revenues and operating costs and expenses	65	183

Incremental replacement stock award compensation expense	22	58
Elimination of amortization of actuarial gains (losses) and prior service credits for Legacy TWC’s pension plans	(16)	(41)
Elimination of net income (loss) related to a party company entity not assumed by CCO Holdings in the TWC Transaction	(1)	13
Reclassification to conform to CCO Holdings' financial statement classification for other operating expenses	28	113
Total adjustment to operating costs and expenses	$98	$326

Legacy TWC presents processing fees as a reduction to bad debt expense within operating costs and expenses in the statement of operations. CCO Holdings reports such fees as other revenue. As such, a pro forma reclassification was made to conform to CCO Holdings' financial statement classification for processing fee revenues and other revenue items.

Incremental replacement stock award compensation expense represents additional expense related to converted Legacy TWC equity awards associated with the post-combination vesting period. Compensation expense following the closing of the TWC Transaction reflects the $539 million fair value of the awards as of the closing date and will be recognized over the remaining vesting period. At closing, Legacy TWC employee equity awards were converted into equity awards with respect to Charter Class A common stock, after giving effect to the Stock Award Exchange Ratio (as defined under “The Merger Agreement—Treatment of TWC Equity Awards” in CCH I, LLC's prospectus filed with the SEC on August 20, 2015).

Net actuarial gains (losses) and prior service credits with respect to Legacy TWC's pension plans are included in Legacy TWC’s accumulated other comprehensive loss (a component of equity) and have been reclassified into the results of operations based on service period assumptions. Because Legacy TWC’s equity, including accumulated other comprehensive loss, is eliminated in the opening balance sheet pursuant to acquisition accounting, the results for the periods following the closing of the TWC Transaction will not include any impact from the amortization of these deferred net actuarial gains (losses) and prior service credits.

Other reclassifications to conform to CCO Holdings’ financial statement classification were made such as gain (loss) on sale of fixed assets, pension interest cost and expected return on plan assets to other operating income (expenses), net.

(b)	Depreciation and amortization was adjusted by $671 million and $2.2 billion for the six months ended June 30, 2016 and year ended December 31, 2015, respectively, as follows (in millions).

	Six Months Ended June 30, 2016			Year Ended December 31, 2015
	Depreciation	Amortization	Total	Depreciation	Amortization	Total
Legacy TWC pro forma expense based on fair value	$1,361	$799	$2,160	$3,588	$2,320	$5,908
Legacy TWC historical expense			(1,489)			(3,696)
Total pro forma depreciation and amortization adjustment			$671			$2,212

The adjustment was estimated using an average useful life of 6 years for property, plant and equipment and 11 years for customer relationships. Customer relationships are amortized using an accelerated method (sum of the years’ digits) to reflect the period over which the relationships are expected to generate cash flows. Following the completion of the Transactions, Legacy TWC’s pro forma customer relationships of $13.9 billion would result in amortization expense under the accelerated method of $2.3 billion for year 1, $2.1 billion for year 2, $1.9 billion for year 3, $1.7 billion for year 4, $1.5 billion for year 5 and $4.4 billion thereafter. The pro forma adjustments are based on current estimates and may not reflect actual depreciation and amortization once the purchase price allocation is finalized.

(c)	For the six months ended June 30, 2016 and year ended December 31, 2015, other operating (income) expenses, net decreased by $71 million and $251 million, respectively, as follows (in millions).

	Six Months Ended June 30, 2016	Year Ended December 31, 2015
Elimination of Legacy TWC stock compensation expense classified by Legacy TWC as merger-related in other operating expense	$(12)	$(36)
Reclassification to conform to CCO Holdings' financial statement classification	(28)	(113)
Elimination of CCO Holdings transaction costs directly related to the TWC Transaction	(28)	(40)
Elimination of Legacy TWC transaction costs directly related to the TWC Transaction	(3)	(62)
	$(71)	$(251)

(d)	For the six months ended June 30, 2016 and year ended December 31, 2015, interest expense, net increased by $226 million and $690 million, respectively, as follows (in millions).

	Six Months Ended June 30, 2016	Year Ended December 31, 2015
Additional interest expense on new debt issued or assumed	$(390)	$(1,166)
Amortization of deferred financing fees and original issue discount	(9)	(25)
Amortization of net premium as a result of adjusting assumed Legacy TWC long-term debt to fair value	167	483
Elimination of amortization related to Legacy TWC’s previously deferred financing fees and debt discounts	6	18
	$(226)	$(690)

In 2015, Legacy Charter issued $15.5 billion CCO Safari II senior secured notes, $3.8 billion CCO Safari III senior secured bank loans and $2.5 billion CCOH Safari senior unsecured notes which were assumed by CCO Holdings upon closing of the Transactions. For pro forma purposes, CCO Holdings has assumed the use of borrowings under the Charter Operating revolving credit facility to fund the remaining cash portion of the TWC Transaction.

Legacy TWC long-term debt was adjusted to fair value based on quoted market prices. The difference between the fair value and the face amount of each borrowing is amortized as an offset to interest expense over the remaining term of each borrowing based on its maturity date. This adjustment results in interest expense that effectively reflects current market interest rates rather than the stated interest rates.

(e)	Adjustments to income tax benefit (expense) reflect the elimination of income tax expense at Legacy TWC as Legacy TWC and its operations are no longer a corporation.

Note 2. Bright House Transaction Pro Forma Statement of Operations Adjustments

(a)	Adjustment to revenues and operating costs and expenses reflect the following adjustments for the six months ended June 30, 2016 and year ended December 31, 2015 (in millions).

	Six Months Ended June 30, 2016	Year Ended December 31, 2015
Reclassification to conform to CCO Holdings' financial statement classification	$36	$84
Elimination of Legacy TWC management fee incurred by Legacy Bright House	(57)	(147)
Elimination of revenue/expense between Legacy TWC and Legacy Bright House	(6)	(21)
Adjustment to both revenues and operating costs and expenses	(27)	(84)

Adjustment to capitalize residential installation labor and other labor costs to conform to CCO Holdings' capitalization accounting policy	(46)	(102)
Elimination of costs related to parent company obligations not assumed by CCO Holdings in the Bright House Transaction	(14)	(40)
Reclassification to conform to CCO Holdings' financial statement classification for other operating expense	(3)	(12)
Total adjustment to operating costs and expenses	$(90)	$(238)

Legacy Bright House presents processing fees as a reduction to bad debt expense within operating costs and expenses in the statement of operations. CCO Holdings reports such fees as other revenue. As such, a pro forma reclassification was made to conform to CCO Holdings’ financial statement classification for processing fee revenues and other revenue items.

(b)	Depreciation and amortization was adjusted by $127 million and $378 million for the six months ended June 30, 2016 and year ended December 31, 2015, respectively, as follows (in millions).

	Six Months Ended June 30, 2016			Year Ended December 31, 2015
	Depreciation	Amortization	Total	Depreciation	Amortization	Total
Legacy Bright House pro forma expense based on fair value	$177	$126	$303	$466	$371	$837
Legacy Bright House historical expense			(176)			(459)
Total pro forma depreciation and amortization adjustment			$127			$378

The increase was estimated using an average useful life of 7 years for property, plant and equipment and 10 years for customer relationships. Customer relationships are amortized using an accelerated method (sum of the years’ digits) to reflect the period over which the relationships are expected to generate cash flows. Following the completion of the Transactions, Legacy Bright House’s pro forma customer relationships of $2.0 billion would result in amortization expense under the accelerated method of $371 million for year 1, $334 million for year 2, $297 million for year 3, $260 million for year 4, $223 million for year 5 and $555 million thereafter. The pro forma adjustments are based on current estimates and may not reflect actual depreciation and amortization once the purchase price allocation is finalized.

(c)
For the six months ended June 30, 2016 and year ended December 31, 2015, other operating (income) expenses, net increased by $1 million and decreased by $2 million, respectively, as follows (in millions).

	Six Months Ended June 30, 2016	Year Ended December 31, 2015
Elimination of CCO Holdings' transaction costs directly related to the Bright House Transaction	$—	$(14)
Reclassification to conform to CCO Holdings' financial statement classification for other operating expense	1	12
	$1	$(2)

(d)
For both the six months ended June 30, 2016 and year ended December 31, 2015, interest expense, net, increased by $6 million and $4 million, respectively, representing additional interest expense on Term Loan A and related amortization of deferred financing fees offset by the elimination of historical interest expense incurred by Legacy Bright House as debt was not assumed in the Bright House Transaction and repayment of Charter Operating’s revolving credit facility.